Exhibit 99.1

Ianna nominated to join Tellabs Board of Directors

Naperville, Ill., and Petaluma, Calif. — Tellabs (NASDAQ: TLAB) and Advanced Fibre Communications (NASDAQ: AFCI) today announced that Frank Ianna, director of AFC since February 2004 and retired president of AT&T Network Services, has been nominated to join Tellabs’ board of directors, after the closure of their pending merger. Ianna will fill the board seat John Schofield, CEO of Advanced Fibre Communications, was to take as part of the Tellabs/AFC merger. Schofield is stepping aside due to family reasons.

Ianna served at AT&T for more than 30 years, beginning as a member of technical staff at Bell Telephone Laboratories. In 1971, he received a Bachelor of Science degree in electrical engineering from Stevens Institute of Technology and a Master of Science degree in electrical engineering from MIT.

The AFC stockholder meeting to approve the merger is scheduled for Tuesday, Nov. 30. It is anticipated that the closing will occur promptly after this meeting, assuming AFC stockholders approve the merger.

About Tellabs—Headquartered in Naperville, Ill., Tellabs delivers technology that transforms the way the world communicates™. Tellabs experts design, develop, deploy and support our solutions for telecom service providers in more than 100 countries. More than two-thirds of telephone calls and Internet sessions in several countries, including the United States, flow through Tellabs equipment. Our product portfolio provides solutions in next-generation optical networking, managed access, carrier-class data, voice quality enhancement and cable telephony. For details, see www.tellabs.com.

About AFC —Headquartered in Petaluma, Calif., AFC is a leading provider of broadband access solutions for the global telecommunications industry. With a customer base of more than 800 service providers worldwide, AFC continues to build and support the world’s evolving broadband access network architecture. For more information, please visit AFC online at www.afc.com or call 1-800-690-AFCI.

Forward-Looking Statements— Additional Information and Where to Find It

This communication is not a solicitation of a proxy from any security holder of Advanced Fibre Communications, Inc. Tellabs, Inc. has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (File No. 333-116794) which contains a Proxy Statement/Prospectus. Advanced Fibre Communications, Inc. mailed a Definitive Proxy Statement/Prospectus to its stockholders concerning the proposed merger of Advanced Fibre Communications, Inc. with a subsidiary of Tellabs, Inc. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Tellabs, Inc. are available free of charge from Tellabs Investor Relations, 1415 West Diehl Road, Naperville, IL 60563, 630-798-8800. Documents filed with the SEC by Advanced Fibre Communications, Inc. are available free of charge from Advanced Fibre Communications Investor Relations, 1465 North McDowell Blvd., Petaluma, CA, USA 94954, 707-792-3500.

Interest of Certain Persons in the Merger.

Advanced Fibre Communications, Inc., and its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from the stockholders of Advanced Fibre Communications, Inc. in connection with the merger. The directors and executive officers of Advanced Fibre Communications, Inc. have interests in the merger, some of which may differ from, or may be in addition to, those of the stockholders of Advanced Fibre Communications, Inc. generally. Those interests are described in greater detail in the Definitive Proxy Statement/Prospectus with respect to the merger, which may include potential membership on the Tellabs, Inc. Board of Directors, option and stock holdings and indemnification. Information about the directors and executive officers of Advanced Fibre Communications, Inc. and their ownership of Advanced Fibre Communications, Inc. stock is set forth in the proxy statement for Advanced Fibre Communications, Inc.’s 2004 annual meeting of stockholders. Investors may obtain additional information regarding the interests of the participants by reading the proxy statement/prospectus.

NOTICE TO INVESTORS, PROSPECTIVE INVESTORS AND THE INVESTMENT COMMUNITY—CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the proposed merger of Tellabs, Inc. and Advanced Fibre Communications, Inc. which are not historical facts, including the anticipated timing of the merger, are “forward-looking statements.” Forward-looking statements are not guarantees of future events or performance and involve risks, uncertainties and other factors that may cause actual events and either company’s actual performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements. Actual events and either company’s actual future results could differ materially from those predicted in such forward-looking statements. Investors and security holders are cautioned not to place undue reliance on these forward-looking statement and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

Important factors upon which the forward-looking statements presented in this release are premised include: (a) receipt of regulatory and stockholder approvals without unexpected delays or conditions and fulfillment of all other contractual conditions to the closing of the merger; (b) timely implementations and execution of merger integration plans; (c) retention of customers and critical employees; (d) economic changes impacting the telecommunications industry; (e) successfully leveraging Tellabs/Advanced Fibre Communications’ comprehensive product offering to the combined customer base; (f) the financial condition of telecommunication service providers and equipment vendors, including any impact of bankruptcies; (g) the impact of customer and vendor consolidation; (h) successfully introducing new technologies and products ahead of competitors; (i) successful management of any impact from slowing economic conditions or customer demand; and (j) protection and access to intellectual property, patents and technology. In addition, the ability of Tellabs/Advanced Fibre Communications to achieve the expected revenues, accretion and synergy savings also will be affected by the effects of competition (in particular the response to the proposed transaction in the marketplace), the effects of general economic and other factors beyond the control of Tellabs/Advanced Fibre Communications, and other risks and uncertainties described from time to time in Tellabs/Advanced Fibre Communications’ public filings with the Securities and Exchange Commission. Tellabs and Advanced Fibre Communications disclaim any intention or obligation to update or revise any forward-looking statements.

Advanced Fibre Communications, Inc., AFC, the AFC logo, and DISC*S are registered trademarks of Advanced Fibre Communications, Inc. The Acronym for Access is a service mark of Advanced Fibre Communications, Inc. Copyright 2004. All rights reserved.

Tellabs, , and technology that transforms the way the world communicates are trademarks or registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries. Any other trademarks are the property of their respective owners.

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